UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

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[   ]           Preliminary Proxy Statement

[   ]           Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]           Definitive Proxy Statement

[X]           Definitive Additional Materials

[   ]          Soliciting Material Pursuant to §240.14a-12

TS&W / Claymore Tax-Advantaged Balanced Fund

(Name of Registrant As Specified in its Agreement and Declaration of Trust)

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[    ]           Fee paid previously with preliminary materials.

[ ]
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TS&W / Claymore Tax-Advantaged Balanced Fund

July 9, 2010

Dear TS&W / Claymore Tax-Advantaged Balanced Fund (the “Fund”) Shareholder:

We have previously sent you proxy material and a WHITE proxy card related to the Fund’s annual meeting of shareholders being held on July 19, 2010.

By now, you have also probably received a proxy statement and gold proxy card from a group led by hedge fund manager Arthur Lipson and his Western Investments funds (“Lipson/Western Investment”) attempting to get your support to remove two highly experienced, independent directors and elect his two handpicked nominees to the Board of your Fund.

Your Board urges you not to vote the gold proxy card sent to you by Lipson/Western Investment. Please vote only the WHITE proxy card. It is important that you vote, regardless of how many or how few shares you own.

DO NOT LET LIPSON/WESTERN INVESTMENT TAKE THIS UNIQUE INVESTMENT OPPORTUNITY AWAY FROM YOU

Lipson/Western Investment portray themselves as champions of all shareholders and speciously point to the actions they have forced other funds to take.  Yet if you examine their claims more closely, a very different conclusion emerges.

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Lipson/Western Investment  is not a long-term investor.  They buy into a fund where they see an opportunity to make a quick profit, often at the expense of long-term shareholders.  According to the information on Lipson/Western Investment’s own website, the average holding period from the time they disclose their ownership (via Form 13D filings) until they exit is less than 18 months.

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Shareholders in funds that Lipson/Western Investment have attacked have not always fared as well as Lipson/Western Investment wants you to believe.  Take the example of the Pioneer Tax-Advantaged Balanced Fund that they use to portray the investment philosophy of your Fund as flawed.  Prior to their attack on that Pioneer fund, it was the only other closed-end fund that employed a similar approach to your Fund.  As they proudly tell you in their proxy material, they bought into that fund, had Mr. Lipson elected onto the board and then forced the fund to merge into an open-end fund.  Lipson/Western Investment exited shortly thereafter.  But what about the shareholders who held their fund investment because they wanted to maintain the funds tax-advantaged investment strategy?  What Lipson/Western Investment fail to disclose to you is that those shareholders who stayed in the fund after the forced merger with an open-end mutual fund have suffered significantly lower returns than the return of your Fund over that same period.

You own a unique Fund investing in a blend of municipal securities, equity securities and other income-producing securities that has provided attractive risk-adjusted returns since inception and is governed by a Board that has continually sought to place shareholder interests first.

Do not let Lipson/Western Investment take that away from you.

Your Board vigorously opposes the Lipson/Western Investment nominees.  Vote the WHITE proxy card to ensure the consistent, experienced management of your Fund.  It is important that you vote, regardless of how many or how few shares you own.

YOU HAVE A DIVERSE, HIGHLY EXPERIENCED BOARD THAT IS WORKING HARD FOR ALL SHAREHOLDERS

•	Your current trustees are highly qualified with diverse industry experience and extensive closed-end fund backgrounds.

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Not a single one of your current trustees is affiliated with Claymore.   You have six completely independent trustees and only one who is considered an interested person.  None of the trustees have any interest in generating fees for Claymore.

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Your current trustees’ goal is to protect shareholders’ interests, like yours.  In fact, five of the independent trustees are shareholders themselves, three of whom own over $10,000 in Fund shares and one who owns over $100,000 in Fund shares.  In contrast, not one of Lipson/Western Investment’s nominees owns a single share of the Fund.

Under the supervision of the Board of Trustees, the Fund has provided attractive risk-adjusted returns, outperforming the broad domestic equity market (as represented by the S&P 500 Index) over one-, three-, five-year and since inception timeframes, as of June 30, 2010.  Past performance is not indicative of future results.

Neither of Lipson’s nominees has any experience running a closed-end fund and they own no shares in the Fund.   Do not support nominees who are loyal to a short-term speculator, rather than loyal to all Fund shareholders.

FOR THESE REASONS, WE ARE ASKING YOU TO VOTE THE WHITE PROXY CARD FOR YOUR FUND'S CURRENT TRUSTEES AND AGAINST THE SHAREHOLDER PROPOSAL (#2).  REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT.  WE URGE YOU TO SUPPORT YOUR CURRENT BOARD OF TRUSTEES BY VOTING ONLY THE WHITE PROXY CARD FOR YOUR BOARD'S NOMINEES.

Please complete, sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope.

✓
Even if you have previously signed a Lipson/Western Investment gold proxy card, you should sign, date and return the enclosed WHITE proxy card.  You have the right to change your vote and only the latest dated proxy counts.

✓
If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed WHITE proxy card.

✓	Please do NOT send back any gold proxy card you receive, even to vote against the Lipson/Western Investment nominees. Doing so will cancel any prior vote you cast for your current Trustees.

If you have any questions about this matter, please call our proxy solicitation firm: The Altman Group, toll free at (800) 399-1581.

Thank you for your time and consideration.

On behalf of your Trustees,

/s/ J. Thomas Futrell

J. Thomas Futrell

Chief Executive Officer

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